Exhibit 5.1
July 1, 2009
Terremark Worldwide, Inc.
One Biscayne Tower
2 South Biscayne Boulevard
Suite 2800
Miami, Florida 33131
Re:     Terremark Worldwide, Inc. Shelf Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel for Terremark Worldwide, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 filed by the Company on the date hereof (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). This Registration Statement relates to the public offering of up to 4,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, by the selling stockholder (the “Selling Stockholder”) named in the Registration Statement.
     In connection with the preparation of the Registration Statement and this opinion letter, we have examined, considered and relied upon the following documents (collectively, the “Documents”):
1.	the Company’s Restated Certificate of Incorporation, as amended, as filed with the Secretary of State of the State of Delaware;

2.	the Company’s Second Amended and Restated Bylaws, as amended;

3.	resolutions of the Company’s Board of Directors;

4.	that certain Subscription Agreement, dated as of May 25, 2009, between the Company and VMware Bermuda Limited; and

5.	such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinions contained herein.
     In rendering the opinions set forth below, we have assumed without investigation the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies, and the veracity of the Documents. As to questions of fact material to the opinions hereinafter expressed, we have relied upon the Documents.
     Based upon the foregoing, and subject to the qualifications set forth herein, we are of the opinion that the Shares offered by the Selling Stockholder under the Registration Statement have been duly authorized and validly issued and are fully paid and nonassessable.
     This opinion is limited to the laws of the State of Delaware and the federal laws of the United States.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by Section 7 of the Act, and the rules and regulations promulgated thereunder.

Sincerely, GREENBERG TRAURIG, P.A.
By:	/s/ Jaret L. Davis
Jaret L. Davis, Esq.